UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2007
Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On June 25, 2007, Idera Pharmaceuticals, Inc. (“Idera”) granted to Dr. Sudhir Agrawal, its Chief Executive Officer and Chief Scientific Officer, a restricted stock award of 62,500 shares of common stock. The shares vest in three equal annual installments with the first annual installment vesting on the first anniversary of the grant date. Unvested shares are subject to forfeiture upon the termination of Dr. Agrawal’s relationship with Idera. Idera also granted Dr. Agrawal a stock option to purchase 62,500 shares of common stock at an exercise price of $7.05, which equals the closing sale price of a share of Idera’s common stock on the date of grant (as reported on the American Stock Exchange). The option has a ten year term and vests as to 25% of the shares underlying the option on the first anniversary of the date of grant and as to the remaining 75% of the shares in equal quarterly installments over three years beginning with the quarter ending September 25, 2008, subject to Dr. Agrawal’s continued relationship with Idera. Both the restricted stock award and the option grant were made pursuant to Idera’s 2005 Stock Incentive Plan, and are subject to the terms thereof and to the terms of restricted stock and option agreements evidencing the grants. In addition, both grants are subject to the provisions of Dr. Agrawal’s existing employment agreement with Idera regarding acceleration of vesting upon the termination of Dr. Agrawal’s employment by Idera without cause, by Dr. Agrawal with good reason or upon his death or disability.
     The grants were made by the Compensation Committee of the Board of Directors of Idera upon completion of its review of the equity compensation levels for senior officers and after consultation with an outside consultant retained by the Compensation Committee and consideration of what stock levels are most appropriate for Dr. Agrawal.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: June 28, 2007	By:	/s/ Robert Andersen
Robert Andersen
Chief Financial Officer